Exhibit 99.1
Baker Hughes Announces Record Fourth Quarter Results
HOUSTON, Texas — February 16, 2006. Baker Hughes Incorporated (BHI — NYSE; EBS) today announced that, income from continuing operations for the fourth quarter 2005 was $257.4 million or $0.75 per diluted share, compared to $178.8 million or $0.53 per diluted share for the fourth quarter 2004 and $220.6 million or $0.64 per diluted share for the third quarter 2005. Income from continuing operations for the year 2005 was $874.4 million or $2.56 per diluted share, compared to $525.3 million or $1.57 per diluted share for the year 2004.
Net income for the fourth quarter 2005 was $257.9 million or $0.75 per diluted share, compared to $179.6 million or $0.53 per diluted share for the fourth quarter 2004 and $221.9 million or $0.65 per diluted share for the third quarter 2005. Net income for the year 2005 was $878.4 million or $2.57 per diluted share, compared to $528.6 million or $1.58 per diluted share for the year 2004.
Revenue for the fourth quarter 2005 was $1,989.4 million, up 19% compared to $1,672.4 million for the fourth quarter 2004 and up 11% compared to $1,784.8 million for the third quarter 2005. Revenue for the year 2005 was $7,185.5 million, up 18% compared to $6,079.6 million for 2004.
Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “Baker Hughes posted record results in the fourth quarter and for the year 2005 as a whole. North American land drilling continued at high levels and offshore operations recovered from the Gulf of Mexico hurricanes. The international market remained strong, and the Middle East, Asia Pacific region, especially India, China and Saudi Arabia, delivered exceptional results.”

“Our outlook for 2006 and 2007 remains very positive. The worldwide economy has grown despite high energy prices, and we expect that it will continue to grow through 2006 and beyond. To satisfy the global demand for oil and natural gas, our customers have increased their E&P budgets in 2006 and we expect continued strength through 2007.”
Mr. Deaton concluded, “The pricing environment remains robust and our equipment and people utilization remains high. With our confidence in the market outlook for 2006 and beyond, we are increasing our investment in people, capital and technology.”
During the fourth quarter 2005, debt decreased $10.7 million to $1,087.9 million, and cash and short-term investments increased $31.9 million to $774.0 million. In the fourth quarter 2005, the company’s capital expenditures were $159.2 million, depreciation and amortization was $99.2 million and dividend payments were $44.4 million.
In September 2002, the company’s Board of Directors authorized the company to repurchase up to $275.0 million of its common stock. Prior to the third quarter of 2005, the company had repurchased approximately 8.1 million shares at a cost of $230.5 million. In October 2005, the company’s Board of Directors increased the total amount of common stock that the company is authorized to repurchase from time to time by $455.5 million to a total of $500.0 million. During the fourth quarter 2005, the company purchased 1.7 million shares at an average price of $58.17 per share for a total of $98.5 million, with authorization remaining as of December 31, 2005 to purchase up to $401.5 million in stock.
The company has signed a non-binding letter of intent to sell Baker SPD, a product line group within the Baker Oil Tools division of the Completion and Production segment. Baker SPD had revenue of approximately $32 million in the twelve months ended December 31, 2005. Any transaction is subject to negotiation and execution of a definitive agreement as well as closing conditions, and the sale, if consummated, is expected to be completed in the first quarter of 2006. We have therefore reclassified all prior periods presented to reflect Baker SPD as a discontinued operation.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	December 31,		September 30,
UNAUDITED	2005	2004	2005

Revenues	$1,989.4	$1,672.4	$1,784.8

Costs and Expenses:
Costs of revenues	1,351.1	1,172.9	1,220.0
Selling, general and administrative	280.7	238.8	256.0

Total costs and expenses	1,631.8	1,411.7	1,476.0

Operating income	357.6	260.7	308.8
Equity in income of affiliates	33.9	14.0	27.5
Interest expense	(18.2)	(19.0)	(18.8)
Interest income	7.9	3.2	4.9

Income from continuing operations before income taxes	381.2	258.9	322.4
Income taxes	(123.8)	(80.1)	(101.8)

Income from continuing operations	257.4	178.8	220.6
Income from discontinued operations, net of tax	1.4	0.8	1.3

Income before cumulative effect of accounting change	258.8	179.6	221.9
Cumulative effect of accounting change, net of tax	(0.9)	—	—

Net income	$257.9	$179.6	$221.9

Basic earnings per share:
Income from continuing operations	$0.76	$0.54	$0.64
Income from discontinued operations	—	—	0.01

Net income	$0.76	$0.54	$0.65

Diluted earnings per share:
Income from continuing operations	$0.75	$0.53	$0.64
Income from discontinued operations	—	—	0.01

Net income	$0.75	$0.53	$0.65

Shares outstanding, basic (thousands)	341,156	335,558	340,509
Shares outstanding, diluted (thousands)	343,206	337,549	342,930

Depreciation and amortization expense	$99.2	$95.7	$97.3

Capital expenditures	$159.2	$105.9	$119.8

Financial Information
Consolidated Statements of Operations

	Twelve Months Ended
(In millions, except per share amounts)	December 31,
UNAUDITED	2005	2004

Revenues	$7,185.5	$6,079.6

Costs and Expenses:
Costs of revenues	4,942.5	4,351.0
Selling, general and administrative	1,009.6	912.2

Total costs and expenses	5,952.1	5,263.2

Operating income	1,233.4	816.4
Equity in income of affiliates	100.1	36.3
Interest expense	(72.3)	(83.6)
Interest income	18.0	6.8

Income from continuing operations before income taxes	1,279.2	775.9
Income taxes	(404.8)	(250.6)

Income from continuing operations	874.4	525.3
Income from discontinued operations, net of tax	4.9	3.3

Income before cumulative effect of accounting change	879.3	528.6
Cumulative effect of accounting change, net of tax	(0.9)	—

Net income	$878.4	$528.6

Basic earnings per share:
Income from continuing operations	$2.58	$1.57
Income from discontinued operations	0.01	0.01
Cumulative effect of accounting change	—	—

Net income	$2.59	$1.58

Diluted earnings per share:
Income from continuing operations	$2.56	$1.57
Income from discontinued operations	0.01	0.01
Cumulative effect of accounting change	—	—

Net income	$2.57	$1.58

Shares outstanding, basic (thousands)	339,408	333,783
Shares outstanding, diluted (thousands)	341,451	335,566

Depreciation and amortization expense	$382.4	$371.6

Capital expenditures	$478.3	$348.2

Calculation of EBIT and EBITDA (non-GAAP measures)1

(In millions)	Three Months Ended
UNAUDITED	December 31,		September 30,
	2005	2004	2005
Income from continuing operations before income taxes	$381.2	$258.9	$322.4
Interest expense	18.2	19.0	18.8

Earnings before interest expense and taxes (EBIT)	399.4	277.9	341.2
Depreciation and amortization expense	99.2	95.7	97.3

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$498.6	$373.6	$438.5

	Twelve Months Ended
(In millions)	December 31,
UNAUDITED	2005	2004
Income from continuing operations before income taxes	$1,279.2	$775.9
Interest expense	72.3	83.6

Earnings before interest expense and taxes (EBIT)	1,351.5	859.5
Depreciation and amortization expense	382.4	371.6

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$1,733.9	$1,231.1

[1]	EBIT and EBITDA are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
(In millions)	December 31, 2005	December 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$697.0	$319.0
Short-term investments	77.0	—
Accounts receivable, net	1,673.4	1,351.2
Inventories	1,126.3	1,025.3
Deferred income taxes	181.2	199.7
Other current assets	68.6	56.6
Assets of discontinued operations	16.6	16.7

Total current assets	3,840.1	2,968.5

Investments in affiliates	678.9	678.1
Property, net	1,355.5	1,332.2
Goodwill	1,315.8	1,267.0
Intangible assets, net	163.4	155.1
Other assets	453.7	420.4

Total assets	$7,807.4	$6,821.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$558.1	$452.1
Short-term borrowings and current portion of long-term debt	9.9	76.0
Accrued employee compensation	424.5	368.4
Income taxes	141.5	104.8
Other accrued liabilities	222.9	226.0
Liabilities of discontinued operations	3.8	2.9

Total current liabilities	1,360.7	1,230.2

Long-term debt	1,078.0	1,086.3
Deferred income taxes and other tax liabilities	228.1	231.9
Pensions and postretirement benefit obligations	336.1	308.3
Other liabilities	106.7	69.2

Stockholders’ Equity:
Common stock	341.5	336.6
Capital in excess of par value	3,293.5	3,127.8
Retained earnings	1,263.2	545.9
Accumulated other comprehensive loss	(188.0)	(109.8)
Unearned compensation	(12.4)	(5.1)

Total stockholders’ equity	4,697.8	3,895.4

Total liabilities and stockholders’ equity	$7,807.4	$6,821.3

Segment Highlights
We report our results under three segments: Drilling and Evaluation, which consists of the Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ divisions; Completion and Production, which consists of the Baker Oil Tools, Baker Petrolite, and Centrilift divisions and the Production Optimization Group; and WesternGeco, the seismic joint venture with Schlumberger Limited in which we have a 30% interest. In this news release “Oilfield Operations” refers to the combination of the Drilling and Evaluation and the Completion and Production segments. The results of Oilfield Operations and WesternGeco are reported as “Total Oilfield.” Historical information on these segments from the first quarter of 2001 through the fourth quarter of 2005 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
Operational highlights for the three months ended December 31, 2005, December 31, 2004 and September 30, 2005, and the twelve months ended December 31, 2005 and December 31, 2004, are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended December 31, 2005 and 2004)

	Revenue		Operating Profit Before Tax[1]
	Q4 2005	Q4 2004	Q4 2005	Q4 2004

Drilling and Evaluation[2]	$1,046.2	$864.9	$237.7	$177.7
Completion and Production[3]	943.2	806.5	183.9	139.7

Oilfield Operations	1,989.4	1,671.4	421.6	317.4
WesternGeco	—	—	33.4	12.6

Total Oilfield	1,989.4	1,671.4	455.0	330.0
Corporate, net interest and other	—	1.0	(73.8)	(71.1)

Total	$1,989.4	$1,672.4	$381.2	$258.9

Comparison of Quarters — Sequential
(For the Three Months Ended December 31, 2005 and September 30, 2005)

	Revenue		Operating Profit Before Tax[1]
	Q4 2005	Q3 2005	Q4 2005	Q3 2005

Drilling and Evaluation	$1,046.2	$915.0	$237.7	$192.8
Completion and Production[3]	943.2	869.8	183.9	172.6

Oilfield Operations	1,989.4	1,784.8	421.6	365.4
WesternGeco	—	—	33.4	25.5

Total Oilfield	1,989.4	1,784.8	455.0	390.9
Corporate, net interest and other	—	—	(73.8)	(68.5)

Total	$1,989.4	$1,784.8	$381.2	$322.4

Comparison of Years
(For the Twelve Months Ended December 31, 2005 and 2004)

	Revenue		Operating Profit Before Tax[1]
	2005	2004	2005	2004

Drilling and Evaluation[2]	$3,694.2	$3,033.3	$766.3	$510.4
Completion and Production[3]	3,490.0	3,042.9	682.4	514.4

Oilfield Operations	7,184.2	6,076.2	1,448.7	1,024.8
WesternGeco	—	—	96.7	34.5

Total Oilfield	7,184.2	6,076.2	1,545.4	1,059.3
Corporate, net interest and other	1.3	3.4	(266.2)	(283.4)

Total	$7,185.5	$6,079.6	$1,279.2	$775.9

[1]	Operating profit before tax is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items. The company did not have any such non-operational items for exclusion in 2004 or 2005. Reconciliation of GAAP (Generally Accepted Accounting Principles) and operating results for historical periods can be found on the company’s website at www.bakerhughes.com/investor.

[2]	Fourth quarter 2004 results include approximately $24.8 million of intellectual property license fees recorded as US revenue for Baker Atlas and approximately $15.7 million in profit before tax.

[3]	Quarter 4 2005 results for Completion and Production include a $5.1 million write-off of in-process research and development associated with the acquisition of the remaining interest in QuantX.

Oilfield Operations
Unless otherwise noted, all comments in this section refer to Baker Hughes Oilfield Operations, excluding WesternGeco.
The following table details the percentage change in revenue in the fourth quarter 2005 compared to the fourth quarter 2004 and third quarter 2005.
Comparison of Revenue
(For the Three Months Ended December 31, 2005 Compared to the
Three Months Ended December 31, 2004 and September 30, 2005)
UNAUDITED

Division	December 31, 2004	September 30, 2005

Baker Atlas[1]	17%	32%

Baker Hughes Drilling Fluids	13%	7%

Hughes Christensen	38%	12%

INTEQ	20%	7%

Drilling & Evaluation[1]	21%	14%

Baker Oil Tools	13%	10%

Baker Petrolite	16%	—

Centrilift	19%	12%

Completion & Production	15%	7%

Oilfield Operations [1]	19%	11%

[1]	Fourth quarter 2004 results include approximately $24.8 million of intellectual property license fees recorded as US revenue for Baker Atlas.
Oilfield Operations revenue was up 19% in the fourth quarter of 2005 compared to the fourth quarter of 2004 (up 21% excluding the intellectual property licensing fee recorded in the fourth quarter of 2004), and up 11% sequentially compared to the third quarter of 2005. Operating profit before tax was up 33% compared to the fourth quarter of 2004 (up 40% excluding the fourth quarter 2004 intellectual property licensing fee) and up 15% sequentially compared to the third quarter of 2005. The quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 33% (35% excluding the fourth quarter 2004 intellectual property licensing fee). The pre-tax operating margin (a non-GAAP measure of operating profit before tax divided by revenue) in the fourth quarter of 2005 was 21% compared to 19% in the fourth quarter of 2004 (18% excluding the fourth quarter 2004 intellectual property licensing fee) and 20% in the third quarter of 2005. Every division posted double-digit pre-tax operating margins for the fourth quarter of 2005.
Drilling and Evaluation
Drilling and Evaluation revenue was up 21% in the fourth quarter of 2005 compared to the fourth quarter of 2004 (up 25% excluding the intellectual property licensing fee recorded in the fourth quarter of 2004), and up 14% sequentially compared to the third quarter of 2005. Hughes Christensen and INTEQ recorded record revenue in the fourth quarter of 2005. Operating profit before tax was up 34% compared to the fourth quarter of 2004 (up 47% excluding the intellectual property licensing fee) and up 23% sequentially compared to the third quarter of 2005. Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ all achieved record operating profit before tax in the fourth quarter of 2005. The quarterly year-over-year incremental pre-tax margin was 33% (37% excluding the fourth quarter 2004 intellectual property licensing fee). The pre-tax operating margin in the fourth quarter of 2005 was 23% compared to 21% in the fourth quarter of 2004 (19% excluding the fourth quarter 2004 intellectual property licensing fee) and 21% in the third quarter of 2005. Baker Atlas, Baker Hughes Drilling Fluids, and INTEQ all posted record pre-tax operating margins in the fourth quarter of 2005.
Completion and Production
Completion and Production revenue was up 17% in the fourth quarter of 2005 compared to the fourth quarter of 2004 and up 8% sequentially compared to the third quarter of 2005. Baker Oil Tools and Centrilift recorded record revenue in the fourth quarter of 2005. Operating profit before tax was up 32% compared to the fourth quarter of 2004 and up 7% sequentially compared to the third quarter of 2005. Baker Oil Tools and Centrilift achieved record operating profit before tax in the fourth quarter of 2005. The quarterly year-over-year incremental pre-tax margin was 32%. The pre-tax operating margin in the fourth quarter of 2005 was 20% compared to 17% in the fourth quarter of 2004 and 20% in the third quarter of 2005.
Corporate, Net Interest and Other
Corporate, net interest and other expenses were $73.8 million in the fourth quarter 2005, up $2.7 million from the fourth quarter 2004 and up $5.3 million from the third quarter 2005. Compared to the fourth quarter of 2004, the increase in corporate, net interest and other costs was due primarily to an increase in corporate spending including legal and compliance costs and higher foreign currency costs partially offset by lower costs related to assets retained from the former Process group and lower net interest expense. On a sequential basis, the increase was due to increased corporate spending including legal and compliance costs and increased costs related to assets retained from the former Process group partially offset by lower net interest expense.
Geographic Highlights
Revenue by geographic area for the three months ended December 31, 2005, September 30, 2005 and December 31, 2004, and the twelve months ended December 31, 2005 and December 31, 2004, are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section of the website.
Revenue by Geography
(For the Three Months Ended December 31, 2005, September 30, 2005, and December 31, 2004)

					Total
	North	Latin	Europe, Africa,	Middle East, Asia	Oilfield
Three Months Ended	America[1]	America[2]	CIS[3]	Pacific[4]	Operations

December 31, 2005	$840.5	$198.5	$548.5	$401.9	$1,989.4

September 30, 2005	749.4	181.1	505.8	348.5	1,784.8

December 31, 2004	713.8	167.8	455.2	334.6	1,671.4
Revenue by Geography
(For the Twelve Months Ended December 31, 2005 and 2004)

					Total
	North	Latin	Europe, Africa,	Middle East, Asia	Oilfield
Twelve Months Ended	America[1]	America[2]	CIS[3]	Pacific[4]	Operations

December 31, 2005	$3,048.0	$717.0	$2,012.9	$1,406.3	$7,184.2

December 31, 2004	2,521.3	621.6	1,763.7	1,169.6	6,076.2

[1]	United States and Canada. Fourth quarter 2004 results include approximately $24.8 million of intellectual property license fees recorded as US revenue for Baker Atlas.

[2]	Mexico, Central America and South America.

[3]	Europe, Africa, Russia and the Caspian area, excluding Egypt.

[4]	Middle East and Asia Pacific, including Egypt.
North American revenue increased 18% in the fourth quarter of 2005 compared to the fourth quarter of 2004 (22% excluding the fourth quarter 2004 intellectual property licensing fee), and increased 12% sequentially compared to the third quarter of 2005. Highlights included:

•	Baker Hughes Drilling Fluids completed drilling operations for a super-major on a high-pressure, high-temperature (HPHT) prospect in the Gulf of Mexico. The well was the first field use of Baker Hughes Drilling Fluid’s HPHT emulsion system MAGMA-DRILL, and the first field support application of the new Chandler 7600 HPHT viscometer that has testing capability to 600°F and 22,000 psi.

•	Baker Hughes’ Pipeline Management Group successfully completed a multi-line cleaning and inspection program for a pipeline customer in the U.S. During the course of the operations, over 550 miles of pipeline were inspected and over 2,250 miles were cleaned.
Latin American revenue increased 18% in the fourth quarter of 2005 compared to the fourth quarter of 2004 and increased 10% compared to the third quarter of 2005. Highlights included:
•	In Brazil, Baker Atlas performed a successful Reservoir Characterization InstrumentSM (RCI) job using pipe conveyed logging in a horizontal well. Performance included seventeen pre-tests completed with good seals in all attempts, and samples were taken at ten different depths.

•	In Venezuela, Hughes Christensen’s innovative HedgeHog diamond impregnated product line set a new field single run footage record beating the prior record by 24%.

•	ESP systems installed in two wells in Ecuador have passed the 1,000 day run time mark. This goal was achieved through the teamwork and collaboration of the customer, Centrilift and Baker Petrolite, which provided production chemicals that enhanced pump run-life.
Europe, Africa, and CIS revenue was up 20% in the fourth quarter of 2005, compared to the fourth quarter of 2004, and was up 8% sequentially compared to the third quarter of 2005. Highlights included:
•	Baker Atlas completed a successful series of logging operations on a high-profile exploration well offshore Sakhalin in far eastern Russia. Customers were able to closely follow operations from the well site using the real-time Well LinkSM Livewire service.

•	INTEQ ran the most advanced drilling and logging bottom hole assembly (BHA) ever operated while working for a major in Norway. The BHA included the AutoTrak G3 system, OnTrak system with gamma ray imaging, APLS service with density image and additional azimuthal caliper, advanced acoustic LWD APX service with quadrupole shear, formation pressure testing LWD TesTrak and ultra-deep reading resistivity LWD DeepTrak. The reservoir section was drilled and logged in one run.
Middle East and Asia Pacific revenue was up 20% in the fourth quarter of 2005, compared to the fourth quarter of 2004 and up 15% sequentially compared to the third quarter of 2005. Highlights included:
•	INTEQ Qatar drilled the longest 12-1/4” horizontal section in the Middle East. The job was delivered in one run using an 8-1/4” AutoTrak tool, and real time data was transmitted to the operator via RigLink.

•	In Egypt, Baker Oil Tools completed another successful installation of the 4-3/4” EXPress™ Expandable Screen System including FORMpac™ open hole packers, a FORMlock™ EXPress Expandable Hanger, RB Isolation Valves and a SC-2 packer.

•	INTEQ recently completed the first VertiTrak® service job for a major customer as part of a five-well vertical drilling project in the difficult foothill areas in the Tarim Basin of Northwest China. The project is the first for INTEQ onshore in China after servicing international companies offshore for years.
Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any acquisition, disposition, merger, joint venture, or other transaction that could occur in the future. These statements include the impact from the adoption of FAS 123R, Accounting for Stock-Based Compensation, which we adopted in the first quarter 2006. Statements regarding WesternGeco are based on information provided by WesternGeco, and therefore, are subject to the accuracy of that information. Additionally, forward-looking statements relating to WesternGeco are also subject to the factors listed in Forward-Looking Statements in this news release.
•	Revenues for the year 2006 are expected to be up 19% to 21% compared to the year 2005.

•	WesternGeco is expected to contribute $140 to $155 million in equity in income of affiliates for the year 2006.

•	Corporate and other expenses, excluding interest expense, are expected to be between $205 and $220 million for the year 2006.

•	Net interest expense is expected to be between $40 and $45 million for the year 2006.

•	Income from continuing operations per diluted share is expected to be between $3.40 and $3.60 for the year 2006.

•	Capital spending is expected to be between $750 and $780 million for the year 2006.

•	Depreciation and amortization expense is expected to be between $460 and $475 million for the year 2006.

•	The tax rate on operating results for the year 2006 is expected to be between 33% and 34%.

•	Our outlook for income from continuing operations per diluted share includes the impact from the adoption of FAS 123R, which the company adopted in the first quarter of 2006. It is expected to reduce income from continuing operations per diluted share by between $0.05 and $0.06 per diluted share for the year 2006 compared to 2005.
Conference Call
The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on February 16, 2006. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Thursday, March 2, 2006. The number for the replay is (706) 645-9291 and the access code is 4058154. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward–Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “likely” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and those set forth from time to time in our filings with the Securities and Exchange Commission. The documents are available through the Company’s web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement. Our expectations regarding our business outlook, including changes in revenue, pricing, capital spending, profitability, strategies for our operations, impact of our common stock repurchases, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, and environmental matters are only our forecasts regarding these matters.
These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
•	Oil and gas market conditions — the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum-producing or consuming regions; civil unrest or security conditions where we operate; expropriation of assets by governmental action.

•	Pricing, market share and contract terms — our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.

•	Costs and availability of resources — our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper, carbide, and chemicals); our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long–lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor–related actions, including strikes, slowdowns and facility occupations.

•	Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and internal investigations and legal proceedings; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; additional restrictions on doing business in countries subject to sanctions; financial impact of exiting certain countries; changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of audits by various tax authorities; ability to fully utilize our tax loss carryforwards and tax credits.

•	Economic conditions — worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general; our ability to estimate the size of and changes in the worldwide oil and natural gas industry.

•	Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS